EXHIBIT 99.1

For Immediate Release:

American Seafoods Group

For further information contact:

Brad Bodenman or Amy Wallace

Phone: 206.374.1515/fax: 206.374.1516

Mail to: brad.bodenman@americanseafoods.com or

amy.wallace@americanseafoods.com

American Seafoods files Registration Statement

for Proposed Initial Public Offering

Seattle, WA – Wednesday, May 28, 2003 – American Seafoods Corporation (“ASC”), an affiliate of American Seafoods Group LLC, announced today that it filed a registration statement with the Securities and Exchange Commission relating to the proposed initial public offering of $450 million of income deposit securities (“IDSs”) representing shares of ASC’s common stock and notes.

In connection with this offering, American Seafoods Group LLC expects to commence a tender offer and consent solicitation for its outstanding 10.125% senior subordinated notes due 2010. CIBC World Markets is the book-running manager, Credit Suisse First Boston and UBS Warburg are the co-lead managers and RBC Capital Markets is co-manager for the offering.

American Seafoods, headquartered in Seattle, Washington, is the largest harvester and at-sea processor of pollock and the largest processor of catfish in the United States.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.